Exhibit 3.31

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 06:00 PM 07/26/1999 991307428 – 3074661

CERTIFICATE OF INCORPORATION

OF

QUANTA LII ACQUISITION, INC.

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “General Corporation Law of the State of Delaware”), hereby certifies that:

FIRST: The name of the corporation (hereinafter called the “corporation”) is

Quanta LII Acquisition, Inc.

SECOND: The address, including street, number, city and county, of the registered office of the corporation in the State of Delaware is 9 East Loockerman Street, City of Dover, 19901, County of Kent, and the name of the registered agent of the corporation in the State of Delaware at such address is Capitol Services, Inc.

THIRD: The purpose of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000). The par value of each such shares is $0.01. All such shares are of one class and are shares of Common Stock.

FIFTH: The corporation is to have perpetual existence.

SIXTH: The name and the mailing address of the incorporator are as follows:

Sue Alexander

c/o Quanta Services Management Partnership, L.P.

1360 Post Oak Blvd., Suite 2100

Houston, Texas 77056-3203

SEVENTH: The name and address of the person who is to serve as the initial director of the corporation until the first annual meeting of stockholders or until his or her successor is elected and qualified is:

Brad Eastman

c/o Quanta Services Management Partnership, L.P.

1360 Post Oak Blvd., Suite 2100

Houston, Texas 77056-3203

EIGHTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-laws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the corporation would have if there were no vacancies. No election of directors need be by written ballot.

2. After the original or other By-laws of the corporation have been adopted, amended or repealed, as the case may be, in accordance with, the provisions of § 109 of the General Corporation Law of the State of Delaware, and, after the corporation has received any payment for any of its stock, the power to adopt, amend or repeal the By-laws of the corporation may be exercised by the Board of Directors of the corporation; provided, however, that any provision for the classification of directors of the corporation for staggered terms pursuant to the provisions of subsection (d) of § 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial By-law or in a By-law adopted by the stockholders entitled to vote of the corporation unless provisions for such classification shall be set forth in this certificate of incorporation.

3. Whenever the corporation shall be authorized to issue only one class of stock, each outstanding Share shall entitle the holder to notice of, and the right to vote at, any meeting of stockholders. Whenever the corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of § 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

NINTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of § 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall. if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

TENTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of § 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

ELEVENTH: The corporation shall, to the fullest extent permitted by the provisions of § 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all officers, directors or other persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

TWELFTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the matter and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article TWELFTH.

THIRTEENTH: This certificate of incorporation shall be effective upon its filing with the Secretary of State of the State of Delaware.

Signed on July 26, 1999

/s/ Sue Alexander
Sue Alexander, Incorporator

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 12:00 PM 12/20/2000 001639054 – 3074661

CERTIFICATE OF MERGER

OF

PARKSIDE SITE & UTILITY COMPANY CORPORATION

(a Massachusetts corporation)

WITH AND INTO

QUANTA LII ACQUISITION, INC.

(a Delaware corporation)

Pursuant to Section 252 of the Delaware General Corporation Law (the “DGCL”), Quanta LII Acquisition, Inc., a Delaware corporation, and Parkside Site & Utility Company Corporation, a Massachusetts corporation, do hereby certify the following for the purpose of merging the corporations listed:

1. The names and states of incorporation of the constituent corporations are as follows:

NAME OF CORPORATION	STATE

Parkside Site & Utility Company Corporation	Massachusetts

Quanta LII Acquisition, Inc.	Delaware

2. The laws of the States of Delaware and Massachusetts permit such merger.

3. An Acquisition Agreement and Plan of Reorganization, dated as of December 15, 2000 (the “Reorganization Agreement”), has been approved, adopted, certified, executed, and acknowledged by each of the constituent corporations in accordance with Section 252 of the DGCL.

4. The executed Reorganization Agreement is on file at the principal place of business of the surviving corporation at 1360 Post Oak Boulevard, Suite 2100, Houston, Texas 77056. A copy will be provided, upon request and without cost, to any stockholder of either constituent corporation.

5. The name of the surviving corporation is Quanta LII Acquisition, Inc., which surviving corporation shall be governed by the laws of the State of Delaware.

6. The Certificate of Incorporation of Quanta LII Acquisition, Inc. shall be the Certificate of Incorporation of the surviving corporation, except that the Certificate of Incorporation of Quanta LII Acquisition, Inc. shall be amended to read as follows:

“FIRST. The name of the Corporation is Parkside Site & Utility Company Corporation.”

7. The authorized capital stock of Parkside Site & Utility Company Corporation consists of 1,000 shares of Common Stock, no par value.

Legal\Acquisitions\Parkside\Parkside Site & Utility

Co. Corp.\Delaware Certificate of Merger

8. The merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of Delaware.

IN WITNESS WHEREOF, the undersigned corporation has caused this instrument to be executed by and on its behalf and in its corporate name as of December 15, 2000.

QUANTA LII ACQUISITION, INC., a Delaware corporation

By:	/s/ Dana A. Gordon
Name: Dana A. Gordon
Title: Vice President

Legal\Acquisitions\Parkside\Parkside Site & Utility

Co. Corp.\Delaware Certificate of Merger